                                        Exhibit 10.2

[Jazz Pharmaceuticals Letterhead]

May 18, 2024

Samantha Pearce
Address on File

Re:    Offer of Promotion to EVP, Chief Commercial Officer
Dear Sam,
As discussed, we are very pleased to confirm our offer to promote you to the position of EVP, Chief Commercial Officer (“CCO”). This letter sets out the terms of the CCO position and the terms of your employment with Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals” or the “Company”) which will become your employing entity when you relocate to the United States.

1. Position, Relocation, and Responsibilities. Your position will be EVP, CCO, reporting to Renee Gala, President and COO. This is a full-time position with global responsibilities and is a home-based role to be located in the United States. As discussed and agreed, you will promptly relocate to the United States once you have obtained your legal right to work in the United States, and the Company is providing you with the services of our immigration counsel to aid in obtaining your L-1A Visa.
In this position, you will perform all duties and responsibilities of EVP, CCO, and you will be a member of our Executive Committee. This position will require frequent domestic and international business travel as necessary to fulfill your responsibilities. As part of your employment relationship, you agree to comply with Jazz Pharmaceuticals’ policies and procedures in effect during your employment, as well as continuing to comply with our global polices including but not limited to the Global Code of Conduct.
2. Base Salary and Annual Bonus. Your initial annual base salary rate will be $675,000, less all applicable deductions and withholdings and payable in accordance with Jazz Pharmaceuticals’ customary payroll practices. While you remain in the United Kingdom, the base salary amount will converted to GBP and paid via UK payroll, and upon your move to the U.S. you will be moved to the U.S. payroll. As an exempt employee, you will be paid on a salaried basis and you will be expected to work the number of hours required to do your job well, and you are not eligible for overtime compensation. Salary is subject to periodic review and adjustment by Jazz Pharmaceuticals, in accordance with its normal practices; we have a Company-wide performance review process that takes place early in each calendar year.
Pursuant to the Jazz Pharmaceuticals Global Cash Bonus Plan, you will be eligible for consideration of an annual bonus, and in this position, your annual bonus target will be sixty-five percent (65%) of your annual base salary rate, starting with your 2024 annual bonus. The amount of your bonus will be based on the Company’s level of achievement of its annual objectives, and on your level of achievement of your objectives. Bonuses are not guaranteed, and whether there will be a bonus in any year, and the amount of any bonus, is within the discretion of the Board of Directors of Jazz Pharmaceuticals plc.
3. Employee Benefits. Once you relocate to the United States you generally will be eligible to participate in all U.S. employee benefits which are extended to other similarly-situated employees at Jazz Pharmaceuticals, including medical and dental benefits, life insurance, 401(k) plan and other benefits offered to regular employees, subject to the terms and conditions of the benefit plans. You will be eligible for paid time off and holidays in accordance with our U.S. policies, and you will continue to be deemed a participant in the Jazz Pharmaceuticals Amended and Restated Executive Change in Control and Severance Benefit Plan.
4. Equity Award and Cash Payment. In connection with your promotion, you will receive a one-time equity award with a total grant value of $1,500,000, of which $750,000 will be in the form of Restricted Stock Units (“RSUs”) and $750,000 will be in the form of Performance Stock Units (“PSUs”), giving you a right to receive Jazz Pharmaceuticals plc ordinary shares at a future date, subject to the terms and conditions of the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan, and the terms and conditions of the applicable award agreements. Your new RSUs will vest in four equal annual installments, subject to your continued employment through each vesting date. Your new PSUs will vest based on the achievement of certain pre-established financial and/or strategic performance goals as determined at the end of the applicable performance period by the Jazz Board of Directors.
The RSUs and PSUs will be granted on the second trading day following the filing date of the Company’s next quarterly or annual report filed with the U.S. Securities and Exchange Commission following your start date as CCO in accordance with the Company’s Equity Incentive Grant Policy. Each of your new hire RSUs and PSUs will be converted from the dollar value shown above to a number of units based on the average closing price of Jazz plc common shares for the 30-day period ending the day prior to the grant date.
As part of the annual compensation review, you will be eligible to receive annual equity awards subject to approval by the Compensation and Management Development Committee.
You will be eligible for a one-time cash payment of $300,000, payable upon your relocation to the United States, and will be subject to standard U.S. payroll deductions and withholdings. You will be required to repay the cash payment to the Company if you terminate your employment within twenty-four (24) months after you receive the payment. As a condition of receiving the payment, you will need to sign a repayment agreement which the Company will provide to you.
5. Relocation Benefits. You will be eligible for our standard relocation benefits under the Jazz Pharmaceuticals International Permanent Move Policy. We will also (a) provide extended tax assistance to cover the tax years during which you remain in the EVP, CCO role, if related income and/or significant foreign tax credits remain in effect in such tax years, and (b) cover the costs to ship your household goods back to the United Kingdom at the completion of your role as EVP, CCO as long as you are in good standing as an employee within the Jazz Pharmaceuticals company group and you have not voluntarily resigned.

6. Confidential Information and Inventions Agreement, Outside Employment. To enable Jazz Pharmaceuticals to safeguard its proprietary and confidential information, you will need to sign and comply with Jazz Pharmaceuticals’ standard form of “Employee Confidential Information and Inventions Agreement.” You agree that, during your employment with Jazz Pharmaceuticals and in accordance with our Outside Employment policy, you will not engage in any business activity that competes with Jazz Pharmaceuticals, and you will notify your manager (for review and approval) if you are considering accepting or continuing outside work, including self-employment, consulting arrangements, or any roles on any outside Boards of Directors.
7. At-Will Employment Status. Employment status for all employees in the United States is “at-will” status, meaning that either you or Jazz Pharmaceuticals may terminate the employment relationship at any time, with or without cause, and with or without advance notice. Due to your at-will employment status, Jazz Pharmaceuticals also retains the discretion to modify the terms and conditions of your employment (with exception of your at-will status), including but not limited to your salary, incentive compensation and benefits, as well as your job title, location, duties, responsibilities, assignments and reporting relationships. Participation in any benefit, compensation or bonus program does not change the nature of the employment relationship, which remains “at-will”.
8. Termination of Employment with Jazz Pharmaceuticals UK Limited. Your employment relationship with Jazz Pharmaceuticals UK Limited will terminate effective immediately prior to your commencement of employment with Jazz Pharmaceuticals, Inc., without an interruption in your service date to the Jazz Pharmaceuticals group (your original service date will remain in effect). Accordingly, your Employment Contract with Jazz Pharmaceuticals UK Limited, as amended, will terminate at that time, based on our mutual agreement and without regard to its notice period, and you will cease to be a UK employee at such time. On or promptly following termination of your UK employment relationship, you will receive payment in lieu of any accrued but untaken holiday with Jazz Pharmaceuticals UK Limited.
10. Complete Terms for EVP, CCO Position and Agreement. This letter, including the Employee Confidential Information and Inventions Agreement referenced herein, contains our complete understanding and agreement regarding the terms of your promotion to EVP, CCO and your anticipated employment with Jazz Pharmaceuticals; this letter is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. There are no other, different or prior agreements or understandings on this or related subjects.
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Sam, we are impressed by your past accomplishments as well as your future potential in this exciting new role! To confirm your understanding and acceptance of these terms, please countersign this letter (which will be sent to you by DocuSign) within five business days.
If you have any questions about this letter, please let me know.

Sincerely,
/s/ Heidi Manna
Heidi Manna
Chief People Officer

On behalf of Jazz Pharmaceuticals, Inc., and Jazz Pharmaceuticals UK Limited (for purposes of Section 8)

ACCEPTANCE OF CCO POSITION:

I hereby accept the promotion to the position of EVP, Chief Commercial Officer on the terms set forth in this letter.

Signature: /s/ Samantha Pearce

Date:    18 May 2024